Exhibit 23.1

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

March 5, 2020

Permian Basin Royalty Trust

Simmons Bank

2911 Turtle Creek Boulevard, Suite 850

Dallas, Texas 75219

Gentlemen:

Cawley, Gillespie & Associates, Inc., hereby consents to the use of the oil and gas reserve information in the Permian Basin Royalty Trust Securities and Exchange Commission Form 10-K for the year ending December 31, 2019 and in the Permian Basin Royalty Trust Annual Report for the year ending December 31, 2019, based on reserve reports dated January 21, 2020, prepared by Cawley, Gillespie & Associates, Inc.

Submitted,

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

Kenneth J. Mueller, P. E. 86132
Vice President